Exhibit 8.1

April 9, 2013

Quebecor Media Inc.

612 St-Jacques Street

Montréal, Québec H3C 4M8

Canada

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Quebecor Media Inc. (the “Company”) in connection with its offer to exchange US$850,000,000 aggregate principal amount of 5  3/4% Senior Notes due January 15, 2023 (the “Exchange Notes”) for the same aggregate principal amount, without novation, of substantially identical 5  3/4% Senior Notes due January 15, 2023 (the “Initial Notes”) that were issued by the Company pursuant to the trust indenture, dated as of October 11, 2012 (the “Indenture”).

The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the exchange offer, filed by the Company on April 10, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and relied on: (i) the Registration Statement; (ii) a copy of the Indenture; and (iii) specimens of the global notes representing the Initial Notes and the Exchange Notes (such documents described in clauses (ii)-(iii), the “Operative Documents”). We also have examined and relied upon originals or copies identified to our satisfaction of such records, documents, certificates and other instruments, and such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. Where documents have been submitted to us in draft form, we have assumed that the final documents will be identical to such drafts in all material respects.

We have assumed that the documents described above have been properly executed by parties with the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to originals of all documents submitted to us as facsimiles or copies, certified or

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otherwise thereof and the authenticity of the originals of such facsimiles or copies. We have assumed that each of the parties to the Operative Documents is validly organized and subsisting and has all requisite power and authority, and has taken all necessary action, to enter into each of the Operative Documents to which it is a party and to effect the transactions contemplated thereby, that the Operative Documents are valid and enforceable, that the Operative Documents constitute the entire agreement between and among the parties thereto and that there are no other agreements or arrangements that would affect the conclusions set forth in this opinion. We have also assumed that there are no contractual or legal restrictions binding on the Company (other than as contained in the Operative Documents) that would affect the conclusions in this opinion. We have assumed, without independent verification, that the transactions contemplated by the Operative Documents have been and will be consummated in accordance with their terms and as described in the Registration Statement and that none of the terms contained in the Operative Documents have been or will be waived or modified in any respect. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing. We also do not undertake any obligation to advise you as to factual developments that come to our attention after the date hereof.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, administrative interpretations, judicial decisions in effect or in existence as of the date hereof and such other authorities as we have deemed appropriate, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based, or any inaccuracy, variation or difference in any fact from those set forth or assumed herein, the Registration Statement or the Operative Documents could affect our conclusions herein. No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”). There can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court. No opinion is expressed as to any matter not specifically addressed below. We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

This opinion is limited to the federal income tax laws of the United States and we do not express any opinion herein concerning any other law.

Based solely upon and subject to the foregoing, we are of the opinion that the statements in the Registration Statement under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as such statements constitute matters of U.S. law, summaries of U.S. legal matters, or legal conclusions with respect to U.S. law, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein, subject to the qualifications and limitations set forth therein.

This opinion is furnished by us as special U.S. federal income tax counsel to the Company.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Circular 230 Notice: To ensure compliance with requirements imposed by the Treasury Department, we inform you that any U.S. tax advice contained herein (i) is written in connection with the promotion or marketing by others of the transactions or matters addressed herein, and (ii) is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. tax penalties. Each taxpayer who is not our client with respect to the subject matter addressed herein should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Very Truly Yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP